CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-240004 on Form S-6 of our report dated September 2, 2020, relating to the financial statement of FT 8879, comprising NextGen Communications and Technology Portfolio, Series 7, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 2, 2020